UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4551 Cox Road, Suite 300 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2006, Issued Holdings Capital Corporation (IHCC), a subsidiary of Dynex Capital, Inc. ( “Dynex”), entered into a Limited Liability Agreement of Copperhead Ventures, LLC (the “Agreement”) with DBAH Capital, LLC (DBAH), an affiliate of Deutsche Bank AG, in order to establish a joint venture. The joint venture will focus primarily on mortgage-related investments and special situations.

IHCC and DBAH each own 49.875% of Copperhead Ventures, LLC (the “LLC”), and an unaffiliated third party, Dartmouth Investments, LLP, owns 0.25%. IHCC and DBAH are voting members, each with the right to elect one member of the Board of Directors of the LLC. The business of the LLC will be managed by the two-member Board, and all material decisions of the LLC, including decisions regarding the investment of capital of the LLC, require unanimous Board approval. Dynex was appointed as the initial Manager of the LLC, with limited authority.

Under the terms of the Agreement, income, losses, gains and distributions are allocated among the members in proportion to their respective interests. The Agreement contains customary provisions with respect to various governance, tax, accounting and regulatory matters. The LLC may be dissolved if authorized by the Board, and it may also be dissolved under a variety of other circumstances, including automatic dissolution sixty days after the redemption of certain assets contributed to the LLC, which redemption is expected to occur on February 15, 2009. Each of IHCC and DBAH may withdraw from the LLC under certain circumstances without penalty. These circumstances include upon a change of control event with respect to Dynex, the operations of the LLC causing Dynex to fail to qualify as a REIT, the operations of the LLC causing Dynex to be considered a registered investment company, or the operations of the LLC causing a materially adverse impact on DBAH from a regulatory, compliance, tax, or accounting standpoint. Otherwise, either IHCC or DBAH may withdraw from the LLC at a 10% discount to fair value through September 15, 2007, and a 4% discount to fair value through September 15, 2008.

IHCC will contribute certain ownership interests in a commercial mortgage-backed security, and will enter into a derivative payment agreement with the LLC which is based on the performance of a second commercial mortgage-backed security owned by Dynex. These contributions are valued at $36.5 million. Certain other interests in these securities were retained by IHCC. DBAH will contribute $36.5 million in cash. The contributions will be made on or before September 15, 2006. There are provisions within the Agreement to distribute cash capital to the LLC’s members if cash and equivalents exceed 30% of the net assets of the LLC, after an initial period of nine months, for any period of six consecutive calendar months in order to make such percentage 10% or less. The Agreement permits its members to compete with the LLC for investment opportunities.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the period ended September 30, 2006.

As a result of the contribution of its interests to the joint venture, Dynex expects to remove approximately $278 million in securitized finance receivables, including delinquent loans of approximately $25 million, and approximately $253 million in securitization financing from its consolidated balance sheet, and record a non-cash loss of approximately $0.7 million. The Company will account for its investment in the joint-venture under the equity method of accounting.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, availability of suitable reinvestment opportunities, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and other reports filed with and furnished to the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	September 14, 2006	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Principal Executive Officer